Exhibit 10.15

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment") is made and entered into as of October 19, 2018, by and between HCP LIFE SCIENCE REIT, INC., a Maryland corporation ("Landlord"), and SORRENTO THERAPEUTICS, INC., a Delaware corporation ("Tenant").

R E C I T A L S :

A.Landlord and Tenant are parties to the Lease dated September 8, 2016 (the "Lease"), pursuant to which Tenant leases approximately 76,687 rentable square feet of space, consisting of the entire building (the "Building") located at 4955 Directors Place, San Diego, California 92121.

B.The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2.    Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition. Except as otherwise provided in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, or the Project or with respect to the suitability of the same for the conduct of Tenant's business.

3.    Extended Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on November 30, 2025. Landlord and Tenant hereby agree to extend the Lease Term for a period of three (3) years and eleven (11) months, from December 1, 2025, through October 31, 2029 (the "Extended Term"), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.

3.1    Option to Extend Lease Term. Landlord and Tenant acknowledge and agree that Tenant shall continue to have one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.2 of the Lease; provided, however, all references therein to the "initial Lease Term" shall be deemed to refer to the "Extended Term," and all references to "the first year of the Option Term (i.e., December 1, 2025
– November 30, 2026)" shall be deemed to refer to "the first year of the Option Term (i.e., November 1, 2029 – October 31, 2034)."

4.	Rent.

4.1    Base Rent. During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows, and otherwise shall pay such Base Rent in accordance with the terms of the Lease:

Period During	Annual	Monthly Installment	Monthly Rental Rate
Extended Term	Base Rent	of Base Rent	per Square Foot
December 1, 2025 – November 30, 2026	$3,598,154.04	$299,846.17	$3.91
December 1, 2026 – November 30, 2027	$3,706,098.66	$308,841.56	$4.03
December 1, 2027 – November 30, 2028	$3,817,281.62	$318,106.80	$4.15
December 1, 2028 – October 31, 2029	$3,931,800.07	$327,650.01	$4.27

4.2    Direct Expenses. Tenant shall pay continue to pay Tenant's Share of all Direct Expenses during the Extended Term in accordance with the terms of the Lease.

5.    Right of First Offer. Tenant's right of first offer set forth in Section 1.3 of the Lease is hereby deleted in its entirety and of no further force or effect.

6.    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than CBRE, Inc. and Avison Young (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

7.    California Required Disclosures. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 of the Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

8.    No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
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IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"    HCP LIFE SCIENCE REIT, INC.,
a Maryland corporation

By: /s/ Michael Dorris

Its: Vice President

"TENANT"    SORRENTO THERAPEUTICS, INC.,
a Delaware corporation

By: /s/ Henry Ji, Ph.D.

    Henry Ji, Ph.D.
Print Name

Its: President & CEO

By: /s/ Jiong Shao

    Jiong Shao
Print Name

Its: CFO